Exhibit 4.2

AGREEMENT FOR SALE OF SHARES OF COMMON STOCK

THIS SGREEMENT FOR SALE OF SHARES OF COMMON STOCK (hereinafter referred to as the "Agreement") is made and entered into this 23rd day of February, 2000, by and between Pollution Research and Control Corp., a California corporation (hereinafter referred to as the "Company"), with its address at 506 Paula Avenue, Glendale, California 91201, and Britannica Associates Limited, a British Virgin Islands corporation (hereinafter referred to as the "Purchaser"), whose address is 3rd Floor, Omar Lodge Building, Road Town, Tortola, British Virgin Islands.

RECITALS:

WHEREAS, the Company, as the maker, has, contemporaneously with the execution of this agreement, entered into that certain Convertible Debenture (hereinafter referred to as the "Note") of even date herewith in the principal amount of $500,000, bearing interest at the rate of 12 per cent (12%) per annum, payable to the Purchaser, as the holder, on February 23, 2001.

WHEREAS, the Company desires, in consideration for and as an incentive to the Purchaser to make the loan described in the Note, to issue, sell and deliver to the Purchaser a total of 100,000 freely tradable shares of common stock, no par value per share (hereinafter referred to as the "Common Stock"), of the Company owned by the Company on the terms and subject to the conditions set forth herein.

WHEREAS, the Purchaser desires to purchase and acquire 100,000 freely tradable shares of Common Stock from the Company on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:


ARTICLE I
SALE OF SHARES

On the date hereof, as an incentive and in consideration for the Purchaser's making the loan to the Company described in the Note, the receipt and sufficiency of which consideration is hereby acknowledged, the Company hereby agrees to sell, convey and deliver 100,000 freely tradable shares (hereinafter referred to as the "Shares") of Common Stock owned by the Company to the Purchaser, and the Purchaser hereby agrees to purchase and acquire said Shares from the Company.


ARTICLE II
AGREEMENT SUBJECT TO PROMISSORY NOTE

This agreement is subject to, and entered into contemporaneously with, that certain Convertible Debenture of even date herewith in the principal amount of $500,000, bearing interest at the rate of 12 per cent (12%) per annum, payable to the Purchaser, as the holder, on February 23, 2001, a copy of which is attached hereto and incorporated herein by this reference.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser as follows (it being acknowledged that the Purchaser is entering into this Agreement in material reliance upon each of the following representations and warranties, and that the truth and accuracy of each of which constitutes a condition precedent to the obligations of the Purchaser hereunder):

3.1 Authorization. The Company has the full power, legal capacity and authority to enter into this Agreement, to execute all attendant documents and instruments necessary to consummate the transactions herein contemplated, to issue, sell and deliver the Shares to the Purchaser and to perform all of its obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Company, and this Agreement is enforceable with respect to the Company in accordance with its terms. Neither the execution and delivery of this Agreement, nor the compliance with any of the provisions hereof, will (a) conflict with or result in a breach of, violation of or default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, credit agreement or other agreement, document, instrument or obligation to which the Company is a party or by which the Company or any of its assets or properties may be bound or (b) violate any judgment, order, injunction, decree, statute, rule or regulation applicable to the Company or the assets or properties of the Company.

3.2 Shares Unencumbered. Upon delivery by the Purchaser to the Company of the consideration described in Article I hereinabove, the Company shall sell, convey and deliver the Shares to the Purchaser, free and clear of any lien, claim, charge or other encumbrance whatsoever.


ARTICLE IV
MISCELLANEOUS PROVISIONS

4.1 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and the successors and assigns of each of them, but shall not confer, expressly or by implication, any rights or remedies upon any other party.

4.2 Governing Law. This Agreement is made and shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California and the United States.

4.3 Notices. All notices, requests or demands and other communications hereunder must be in writing and shall be deemed to have been duly made if personally delivered or mailed, postage prepaid, to the parties as follows:

(a)  If to the Company, to:              Mr. Albert E. Gosselin, Jr., President
                                         Pollution Research and Control Corp.
                                         506 Paula Avenue
                                         Glendale, California  91201

     If to the Purchaser, to:




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Either party hereto may change its address by written  notice to the other party given in accordance with this Section 4.3.

4.4 Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior agreements, understandings and writings between the parties with respect to the subject matter hereof. Each party hereto acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting with authority on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise may be relied upon or shall be valid or binding. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally. This Agreement may be amended or any term hereof may be changed, waived, discharged or terminated by an agreement in writing signed by each of the parties hereto.

4.5 Captions and Headings. The article and section headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit or add to the meaning of any provision of this Agreement.

4.6 Attorneys' Fees. In the event of any litigation between the parties hereto, the non-prevailing party shall pay the reasonable expenses, including attorneys' fees, of the prevailing party in connection therewith.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.


COMPANY:                               PURCHASER:

POLLUTION RESEARCH AND                 BRITANNICA ASSOCIATES LIMITED
CONTROL CORP.


By: /s/ Albert E. Gosselin, Jr.        By: /s/ Tony Hurly
-------------------------------        ------------------
Albert E. Gosselin, Jr.,               Tony Hurly, Vice President
President


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